Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
JANUARY 16, 2014

CHESAPEAKE ENERGY CORPORATION NAMED TO FORTUNE 100 BEST COMPANIES TO WORK FOR LIST FOR SEVENTH CONSECUTIVE YEAR

OKLAHOMA CITY, JANUARY 16, 2014 - For the seventh consecutive year FORTUNE magazine named Chesapeake Energy Corporation (NYSE:CHK) to its list of 100 Best Companies to Work For®. Chesapeake ranked #51, showcasing the company as one of the best employers in the country.

“This recognition is a direct reflection of the talent of our employees,” said Doug Lawler, Chesapeake’s Chief Executive Officer. “To be a great place to work, Chesapeake must first be a great business. Our employees remain dedicated to achieving both.”

FORTUNE partners with the Great Place to Work® Institute to develop the FORTUNE 100 Best Companies to Work For list. The institute scores companies based on a number of factors, most notably employee survey responses that measure trust in management, workplace pride and camaraderie, and job satisfaction. According to Great Place to Work, companies featured on the FORTUNE 100 Best Companies to Work For list have the highest levels of trust and the strongest evidence of employee engagement, and demonstrate the best applied management practices.

Lawler added, “We are extremely proud to have our employees rate our company as one of the best workplaces in the U.S.  This recognition represents the confidence they have both in their career opportunities and in the company’s future.  Our employees are our most important asset and each employee contributes to Chesapeake’s success.”

The complete list is available at www.Fortune.com/BestCompanies or in the February 4 issue of FORTUNE. To learn more about a career at Chesapeake, visit www.chk.com/careers.

About Chesapeake Energy Corporation
Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 11th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing, compression and oilfield services businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

About Great Place to Work
Great Place to Work is a global consulting and management training firm specializing in workplace excellence and development of high-trust organizational cultures. Its proprietary research tool, the Trust Index© Employee Survey is taken by over 10 million employees in 45 countries annually. Leading companies worldwide apply its Model® to increase the levels of trust across their organizations and drive business results. Great Place to Work produces the annual FORTUNE 100 Best Companies to Work For list and the Great Place to Work Best Small and Medium Workplaces list.  Follow Great Place to Work online at www.greatplacetowork.com and on Twitter at @GPTW_US.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154